Exhibit 10.1
TRANSITION AGREEMENT
THIS TRANSITION AGREEMENT (the “Agreement”) is entered into by and between D. MICHAEL WILSON (“You”) and FMC CORPORATION (the “Company”), a Delaware corporation, on April 29, 2013 (the “Effective Date”). Mr. Wilson and the Company are referred to collectively herein as the “Parties.”
WHEREAS, you have served the Company in a position of substantial authority and responsibility;
WHEREAS, your employment with the Company will cease at the close of business on April 30, 2013 (the “Termination Date”); and
WHEREAS, you and the Company desire to document your rights and obligations in connection with your cessation of employment.
NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Parties agree as follows:

1.	Term.
The Company agrees to employ you, and you agree to remain in employment with the Company, from the Effective Date through the Termination Date (the “Term”). During the Term, you will perform such duties as may reasonably be requested of you by the Company, and your compensation will not change. On the Termination Date, your service to the Company will terminate and you will be deemed to have resigned as of the Termination Date from any and all positions you hold with the Company or any affiliated entity.

2.	Compensation Following the Termination Date.
Following the Termination Date, you will receive the payments, rights and benefits described in this Section 2; provided that the payments, rights and benefits described in this Section 2 are all subject to your compliance with all the terms of this Agreement (including, without limitation, Section 3 below) and are in lieu of, not in addition to, severance benefits under any other Company arrangement.

(a)
Survival and Continued Vesting of Otherwise Unvested Stock Options. The stock options listed in Section 1 of Exhibit A will remain outstanding and will become exercisable as scheduled in the ordinary course through the first anniversary of the Termination Date, notwithstanding your cessation of employment. Once exercisable, those options will remain exercisable through February 17, 2015, notwithstanding your prior cessation of employment; provided that those options will remain subject to early termination provisions contained in the applicable plan and/or award agreement that relate to changes in control, reorganizations, liquidations or similar business transactions or events.

(b)
Survival of Vested Options. The stock options listed in Section 2 of Exhibit A will remain exercisable until the first anniversary of the Termination Date, notwithstanding your cessation of employment; provided that those options will remain subject to early termination provisions contained in the applicable plan and/or award agreement that relate to changes in control, reorganizations, liquidations or similar business transactions or events.

(c)
Performance-Based Cash Incentives. Notwithstanding the otherwise applicable terms governing the Company’s 2011-2013, 2012-2014 and 2013-2015 performance-based cash incentive programs, you will remain eligible to receive a pro-rata payment under such programs, determined as follows:

(1)
the amount of performance based cash otherwise payable to you under such programs (but for your cessation of employment) will be determined by the Company in the ordinary course, based on actual corporate performance for the relevant performance period;

(2)
each amount determined under clause (1), above, will be multiplied by a fraction to reflect your employment for less than the entire performance period. With respect to the 2011-2013 performance period, the fraction will be 75.3%; with respect to the 2012-2014 performance period, the fraction will be 44.3%; and with respect to the 2013-2015 performance period, the fraction will be 10.9%; and

(3)	each amount determined under clause (2), above, will be paid to you within two and one-half months following the end of the applicable performance period.

(d)
Restricted Stock Units. The restricted stock units (“RSUs”) held by you will vest, and the shares underlying such RSUs will be delivered, in accordance with the terms of the applicable award agreements. For purposes of those agreements, your cessation of employment with the Company will be deemed a termination by the Company “without Cause.”

(e)	Severance Payment. The Company will pay you a cash lump-sum severance payment of $946,438.00 on or before May 23, 2013.

(f)
COBRA Premium Waiver. The Company will waive a portion of the applicable premium otherwise payable for continued health and medical coverage (described under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and all related state and local laws (hereinafter “COBRA Continuation Coverage”) for you (and, to the extent covered by the Company’s group health and dental plan immediately prior to the Termination Date, your eligible dependents) for the 12 month period following your Termination Date, which portion will be equal to the difference between (A) the applicable monthly premium otherwise payable for COBRA Continuation Coverage and (B) the monthly group health and dental plan contributions required of active employees as in effect from time to time. Thereafter, you may continue COBRA Continuation Coverage for an additional six months at the then applicable monthly COBRA premium.

(g)
Vacation. You will receive a payment in respect of your earned but unused, as well as your accrued, vacation time as of the Termination Date, paid in accordance with the Company’s normal payroll practices and policies. Such amount will be approximately $72,201.00 in aggregate as of the Effective Date, but shall be reduced to the extent any vacation time has been or is taken during the Term.

(h)	Other Benefits. You will be eligible to receive:

(1)	executive outplacement services at a cost not to exceed $40,000.00 (to be invoiced directly to the Company from the outplacement firm chosen by you);

(2)	financial and tax planning services at a cost not to exceed $5,000.00 for calendar year 2013 and an additional $5,000.00 for calendar year 2014; and

(3)	reimbursement up to $5,000.00 for the legal expenses that you incur prior to May 1, 2013 related to the negotiation and drafting of this Agreement.
The Company will pay or reimburse the cost of the legal services and financial and tax planning services within 90 days following the submission of proper receipts, provided such receipts are submitted within 90 days after the costs are incurred and provided further that the costs are incurred no later than October 15, 2014.

3.	Release of Claims.
The payments and benefits described in Section 2 above are expressly conditioned on (i) your execution and delivery to the Company, on or before the Termination Date, of a release in the form attached hereto as Exhibit B (the “Release”) and (ii) the Release becoming irrevocable, provided however, that if you should predecease the Termination Date, your surviving spouse (or heirs, if she is also deceased) shall nevertheless be entitled to the payments and benefits described in this Section 2, upon execution of a similar Release which releases the same claims against the Company that she or they may be entitled to bring on your behalf.

4.	Section 409A.
(a)    This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (such Code Section hereinafter being referred to as “Section 409A”). Payments of Non-Qualified Deferred Compensation may only be made under this Agreement upon an event and in a manner permitted by Section 409A. Any amounts payable solely on account of an your involuntary separation from service within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts, to the maximum possible extent. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Notwithstanding any other provision of the Agreement to the contrary, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses available for reimbursement, or the in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense in incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)    To the extent required by Section 409A, and notwithstanding any other provision of this Agreement to the contrary, no payment of Non-Qualified Deferred Compensation will be provided to, or with respect to, you on account of your separation from service until the first to occur of (i) the date of your death or (ii) the date which is one day after the six (6) month anniversary of your separation from service, and in either case only if you are a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder) in the year of his separation from service. Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum promptly following the first to occur of the two dates specified in such immediately preceding sentence.

(c)    Any payment made under this Agreement pursuant to a voluntary or involuntary termination of your employment with the Company shall be withheld until you incur both a termination of your employment and a “separation from service” with the Company, as such term is defined in Treas. Reg. Section 1.409A-1(h).

Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

5.
Restrictive Covenants. To induce the Company to enter into this Agreement and in recognition of the compensation to be paid to you pursuant to Section 2 of this Agreement, you agree to be bound by the provisions of this Section 5 (the “Restrictive Covenants”).

(a)
Covenant Not To Compete. You covenant that, during the Term and for the 12 month period immediately following the Termination Date (the “Restricted Period”), you will not (except in your capacity as an employee or director of the Company) do any of the following, directly or indirectly:

(1)	perform services in any capacity for, or undertake any venture together with, any Competing Business, unless previously approved by Company in writing; provided that the foregoing shall not be deemed to prohibit Executive from serving in a senior position (including, but not limited to, chief executive officer) in an enterprise that includes a Competing Business, where (A) Executive is not working directly in the Competing Business, and (B) the gross revenue of such Competing Business is not more 20% of consolidated gross revenue of the portion of the enterprise over which Executive has principal responsibility and authority (in each case determined for the most recently completed fiscal year of the enterprise);

(2)
influence or attempt to influence any employee, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Company or any of its affiliates; or

(3)
solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by the Company or any of its affiliates within the 3 month period immediately preceding the date of such solicitation, employment or retention; provided, however, that this restriction will not apply to any person whose employment by the Company or any of its affiliates was terminated by the Company or any such affiliate during such 3 month period.

(b)
Confidentiality. You recognize and acknowledge that the Proprietary Information (as defined below) is a valuable, special and unique asset of the business of the Company and its affiliates. As a result, both during the Term and thereafter, you will not, without the prior written consent of the Company, for any reason divulge to any third‑party or use for your own benefit, or for any purpose other than the exclusive benefit of the Company and its affiliates, any Proprietary Information. Notwithstanding the foregoing, if you are compelled to disclose Proprietary Information by court order or other legal or regulatory process, to the extent permitted by applicable law, you shall promptly so notify the Company so that it may seek a protective order or other assurance that confidential treatment of such Proprietary Information shall be afforded, and you will cooperate with the Company and its affiliates in connection therewith. If you are obligated by court order or other legal process to disclose Proprietary Information, you will disclose only the minimum amount of such Proprietary Information as is necessary for you to comply with such court order or other legal process.

(c)    Definitions. For purposes of this Agreement:
(1)    “Competing Business” means any business that produces or sells products that compete with a major product line within the Company’s Specialty Chemicals Group as constituted as of April 1, 2013.
(2)     “Proprietary Information” means any and all proprietary information developed or acquired by the Company or any of its subsidiaries or affiliates that has not been specifically authorized to be disclosed. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) all intellectual property and proprietary rights of the Company, (b) computer codes and instructions, processing systems and techniques, inputs and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distribution methods, (f) marketing data, methods, plans and efforts, (g) the identities of actual and prospective suppliers and customers, (h) the terms of contracts and agreements with, the needs and requirements of, and the Company’s or its affiliates’ course of dealing with, actual and prospective suppliers and customers, (i) personnel information, (j) customer and vendor credit information, and (k) information received from third parties subject to obligations of non-disclosure or non-use. Failure by the Company or its affiliates to mark any of the Proprietary Information as confidential or proprietary will not affect its status as Proprietary Information. However, the term Proprietary Information shall not include any of the foregoing that has been made public other than by your violation of Section 5(b) of this Agreement.
(d)    Acknowledgements. You acknowledge that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the duration and scope of the Restrictive Covenants are reasonable given the nature of this Agreement and your position within the Company. You further acknowledge that the Company would not have entered into this Agreement or agreed to provide the compensation described herein absent your agreement to be bound by the Restrictive Covenants.
(e)    Remedies and Enforcement.
(4)    Specific Enforcement. You acknowledge that any breach by you, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company or its affiliates for which monetary damages would not be an adequate remedy. You shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach or threatened breach by you of any of the Restrictive Covenants, the Company or its affiliates, as applicable, shall be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement will not in any way limit remedies of law or in equity otherwise available to the Company and its affiliates.
(5)    Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision will then be enforceable.

(6)    Accounting. If you breach any of the Restrictive Covenants, the Company or its affiliates, as applicable, will have the right and remedy to require you to account for and pay over to the Company or its affiliates, as applicable, all compensation, profits, monies, accruals, increments or other benefits derived or received by you as the result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity.
(7)    Disclosure of Restrictive Covenants. You agree to disclose the existence and terms of the Restrictive Covenants to any employer that you may work for during the Restricted Period.
(8)    Extension of Restricted Period. If you breach Section 5(a) in any respect, the restrictions contained in that section will be extended for a period equal to the period that you were in breach.

6.	Miscellaneous Provisions.

(a)	Withholding. All payments (or transfers of property) to you will be subject to tax withholding to the extent required by applicable law.

(b)	Notices. Unless otherwise provided herein, any notice or other information to be provided to the Company will be delivered by hand or sent by overnight delivery, return receipt requested, to:
FMC Corporation
1735 Market Street
Philadelphia, PA 19103
Attn: General Counsel
Any notice or other information to be provided to you will be delivered by hand or sent by overnight delivery, return receipt requested, to your most recent address on file with the Company.

(c)
Nature of Agreement. You and the Company each have been represented by separate counsel and are entering into this Agreement voluntarily with a full understanding of its terms. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement. In making this Agreement, the Parties warrant that they did not rely on any representations or statements other than those expressly contained in this Agreement.

(d)
Entire Agreement. Except as otherwise herein provided, this Agreement, including all attachments hereto, constitutes the entire agreement between you and the Company regarding the subject matter hereof and supersedes and cancels all prior agreements and understandings between you and the Company regarding these matters.

(e)
Waivers. No modification or waiver of or amendment to any provision of this Agreement will be effective unless in writing and signed by you and an authorized officer of the Company. A delay or failure by the Company to exercise any right that is the subject of this Agreement will not be construed as a waiver of that right. A waiver of a breach on any one occasion will not be construed as a waiver of any other breach.

(f)
Governing Law. This Agreement will be interpreted, enforced and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws. This Agreement will continue in effect until all obligations under it are fulfilled. If any part of this Agreement is held to be void or unenforceable, the remaining provisions shall continue with full force and effect. This Agreement is binding on you and your legal representatives and the Company, its successors or assigns.

(g)	Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one instrument.

(h)	Headings. The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have each executed this Agreement on the day and year set forth below their respective signatures.
FMC CORPORATION

By:	S/ KENNETH R. GARRETT
Kenneth R. Garrett Executive Vice President Human Resources
Date:	April 29, 2013

S/ D. MICHAEL WILSON
Date:	April 29, 2013

Exhibit A

EQUITY AWARDS

1.    Otherwise unvested Stock Options subject to continued vesting and extended post-termination exercise rights under Section 2(a):

Date of Grant	Number of Shares	Exercise Price	Date Vesting Will Occur
February 17, 2011	11,690	$40.89	February 17, 2014

2.    Currently vested Stock Options subject to extended post-termination exercise rights under Section 2(b):

Date of Grant	Number of Shares	Exercise Price
February 23, 2006	12,108	$15.64
February 15, 2007	21,256	$18.70
February 21, 2008	18,514	$27.88
February 19, 2009	18,180	$22.22
February 18, 2010	15,042	$28.64

Any stock option not listed on this schedule and that is outstanding on the Termination Date will be forfeited at that time.

A-1

Exhibit B

RELEASE
THIS RELEASE is made by D. MICHAEL WILSON (the “Executive”) on this 30th day of April, 2013.
WHEREAS, the Executive’s employment as an executive of FMC Corporation (the “Company”) has terminated; and
WHEREAS, pursuant to the Transition Agreement by and between the Company and the Executive dated April 29, 2013 (the “Agreement”), the Company has agreed to pay the Executive certain amounts and to provide him with certain rights and benefits, subject to his execution of this Release.
NOW THEREFORE, in consideration of these premises and intending to be legally bound hereby:

1.
Consideration. The Executive acknowledges that: (a) the payments, rights and benefits set forth in Section 2 of the Agreement constitute full settlement of all his rights under the Agreement, (b) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (c) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive. The Executive further acknowledges that, in the absence of his execution of this Release, a portion of the benefits and payments specified in Section 2 of the Agreement would not otherwise be due to him.

2.	Release and Covenant Not to Sue.

(a)
The Executive hereby fully and forever releases and discharges the Company, and all predecessors and successors, assigns, stockholders, affiliates, subsidiaries, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising on or before the date of this Release, and relating to the Executive’s employment by the Company or the termination thereof (collectively, the “Claims”), including, but not limited to, any Claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any Claims based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

B-1

(b)
The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any Claim against a Released Person. The Executive further promises not to initiate a lawsuit or to bring any other Claim against the other arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment. This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

(c)
The foregoing will not be deemed to release the Company from (i) Claims to enforce Section 2 of the Agreement, (ii) Claims for vested benefits under Section 3.4.2(c)(i) of Part I of the FMC Corporation Employees’ Retirement Program, (iii) Claims for vested benefits under the terms of the FMC Corporation Salaried Employees’ Equivalent Retirement Plan and the FMC Corporation Non-Qualified Savings and Investment Plan, (iv) Claims for indemnification under the Company’s By-Laws, including access to such FMC Directors and Officers Liability Insurance Policies as may be necessary and appropriate to satisfy such indemnification obligations, (v) Claims not released under Section 2(a), above, and (vi) Claims arising after the effective date of this Release.

3.
Restrictive Covenants. The Executive acknowledges that restrictive covenants contained in Section 5 of the Agreement will survive the termination of his employment. The Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

4.
Non-Disparagement. The Executive agrees not to disparage any Released Person (other than a person whose only affiliation with the Company is as a stockholder of the Company) or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person (other than a person whose only affiliation with the Company is as a stockholder of the Company), and the Company, acting through its directors and officers, likewise agrees not to disparage The Executive.

5.
Cooperation. The Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate in a reasonable manner with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his employment with the Company. The Executive agrees to render such cooperation in a timely manner on reasonable notice from the Company, provided the Company exercises reasonable efforts to limit and schedule the need for

B-2

the Executive’s cooperation so as not to materially interfere with his other professional obligations.

6.
Rescission Right. The Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided 21 calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. The Executive may revoke this Release during those seven days by providing written notice of revocation to the Company at the address set forth in the Agreement. If the Executive revokes this Release, he will forfeit the payments, rights and benefits described in Section 2 of the Agreement and will not be entitled to any other severance benefits.

7.
Challenge. If the Executive violates or challenges the enforceability of any provisions of the Agreement or this Release, no further payments, rights or benefits under Section 2 of the Agreement will be due to him.

8.	Miscellaneous.

(a)	Release Binding on Successors. This Release will be binding on the Executive and his executors, representatives, administrators and heirs.

(b)	Intended Third Party Beneficiaries. This Release will inure to the benefit of the Company, as well as the other Released Persons, each of whom is an intended third party beneficiaries of this Release.

(c)
Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

(d)	Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.
IN WITNESS WHEREOF, the Executive has executed this Release on the day and year first above written.
D. MICHAEL WILSON

B-3